Exhibit 3.1.4 - Articles of Amendment
ARTICLES OF AMENDMENT

GLOBAL INCOME FUND, INC.
a Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

The charter of the corporation is hereby amended as follows:

The name of the corporation is Self Storage Group, Inc. (the "Corporation").

The effective date of this amendment shall be November 15, 2013.

This amendment of the charter of the corporation has been approved by the Board of Directors and shareholders.

We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

/s/ John F. Ramírez                                                                                                              /s/ Mark C. Winmill
Secretary                                                                                                                President

Return address of filing party:
Incorp Services, Inc.
2360 Corporate Circle, Suite 400
Henderson, NV 89074-7722